Exhibit 99.1

Watsco Reports Fourth Quarter Results

4th Quarter Adjusted EPS 25 Cents Per Share;

Sales Trends Improve, Margins Expand, Sharp Growth in Sales of High-Efficiency A/C Systems;

2009 Annual Revenues Eclipse $2 Billion Mark

COCONUT GROVE, Florida — (BUSINESS WIRE) — February 17, 2010— Watsco, Inc. (NYSE:WSO) today reported its results for the fourth quarter and for the year ended December 31, 2009. The results include Carrier Enterprise, a joint venture formed on July 1, 2009 with Carrier Corporation, which added 95 locations to the Watsco network. Watsco owns 60% of Carrier Enterprise and Carrier owns 40%.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 505 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. Watsco’s pro-forma revenues for 2009 were approximately $2.6 billion.

Fourth Quarter Results

Revenues increased 68% to $564 million and include $251 million of sales added by Carrier Enterprise. Same-store sales declined 7%, reflecting 1% growth in sales of air conditioning and heating (HVAC) equipment (49% of sales), a 13% decrease in other HVAC products (41% of sales) and a 15% decrease in the sale of refrigeration products (10% of sales). Sales of HVAC equipment benefited from an improved sales mix of higher-efficiency air conditioning and heating systems, which grew 82% during the period.

Gross profit increased 55% to a record $134 million and gross profit margin was 23.7% versus 25.8%, reflecting the impact of lower selling margins for Carrier Enterprise. Same-store gross profit was $79 million, a decrease of 8%, and gross profit margin was 25.6% versus 25.8% last year, reflecting a shift in sales mix toward HVAC equipment, which traditionally generates lower gross profit margin versus non-equipment products.

Selling, general and administrative (SG&A) expenses increased 47% to $119 million and as a percentage of sales were 21.1% versus 24.0% a year ago. The quarter’s results reflect numerous profit enhancement initiatives to lower operating costs and improve efficiency. As a result of these efforts, same-store SG&A expenses (excluding transaction costs) declined $11 million, or 14%, to $69 million.

Operating income (excluding transaction costs) increased 175% to $15.8 million with an operating margin of 2.8%. Same-store operating income increased 64% to $9.9 million with an operating margin of 3.2%. On a GAAP basis, operating income increased by 159% to $14.9 million with an operating margin of 2.6%. Net income was $7.5 million on an adjusted basis and $7.1 million on a GAAP basis versus $3.3 million in 2008. Diluted earnings per share were 25 cents on an adjusted basis (21 cents per share on a GAAP basis versus 10 cents per diluted share last year). The results of Carrier Enterprise added approximately 2 cents to diluted earnings per share during the quarter.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Watsco delivered strong earnings growth and higher margins during the fourth quarter, primarily as a result of improved sales trends and our continued vigilance toward reducing operating costs and improving efficiency. Over the last three years, we have reduced SG&A expenses by over $75 million and we continue to strive to identify and execute additional measures to improve efficiency. We are also encouraged with the results of Carrier Enterprise, which generated sales growth, higher operating profit and expanded operating margins. This transformational transaction provides immense opportunities to grow our business and we are excited that the Carrier Enterprise team has responded with improved performance.”

Mr. Nahmad added: “An important trend in our business is the movement toward higher-efficiency products and systems, which experienced sales growth of 82% during the period. Legislation enacted in 2009 provides tax credits to homeowners for adding high-efficiency air conditioners or furnaces, covering 30% of the costs up to a total of $1,500. The combination of the tax credits, enhanced utility rebates and heightened consumer awareness toward energy-efficiency provides us additional opportunities to grow sales. We expect this momentum to continue as market conditions for replacement air conditioning normalize to historical levels and pent-up demand begins to unwind.”

2009 Results

Revenues increased 18% to $2.0 billion and include $588 million of revenues added by Carrier Enterprise. Same-store sales declined 17%, including an 11% decrease in the sale of HVAC equipment (48% of sales), a 24% decrease in other HVAC products (40% of sales) and a 16% decrease in the sale of refrigeration products (12% of sales). Revenues reflect a richer sales mix of high-efficiency air conditioning systems offset by lower demand due to economic conditions. Lower pricing for certain commodity-based products and notable weakness in the Company’s western operations also affected 2009 results. These two factors reduced same-store sales by $139 million, or almost half of the relative change in sales, and impacted 2009’s diluted earnings per share by approximately 74 cents. The impact of these factors abated over the course of 2009.

Gross profit increased 9% to a record $481 million and gross profit margin was 24.0%. On a same-store basis, gross profit decreased 19% to $358 million and gross profit margin was 25.4% versus 26.0% in 2008, reflecting a 18 basis-point impact from the shift in sales mix toward air conditioning equipment and a 21 basis-point impact related to the sale of commodity-based products.

SG&A expenses increased 16% to $400 million and as a percentage of sales were 20.0% including the addition of Carrier Enterprise. Watsco has actively reduced operating costs to enhance profitability and improve efficiency during 2009 in response to market conditions. As a result, same-store SG&A expenses declined $46 million, or 13%, to $294 million.

Operating income (excluding transaction costs) declined 13% to $86 million with an operating margin of 4.3%. Same-store operating income was $63.5 million with an operating margin of 4.5%. On a GAAP basis, operating income was $81 million with an operating margin of 4.0%. Net income was $45.5 million excluding transaction costs and $43.3 million on a GAAP basis compared to $60.4 million in 2008.

Diluted earnings per share were $1.54 on an adjusted basis and $1.40 per share on a GAAP basis versus $2.09 last year. The results of Carrier Enterprise added approximately 9 cents to diluted earnings per share in 2009.

Cash Flow and Dividends

Watsco generated $88 million of operating cash flow during 2009 (approximately $3.10 per diluted share). Cash generated in 2009 was used to pay increasing dividends of $57 million (an 8% increase in the annual dividend rate to $1.89 per share) marking the eighth consecutive year of increase and debt reduction of $7 million. From a long-term perspective, Watsco’s operating cash flow from 2000 through 2009 was approximately $700 million compared to net income of approximately $480 million, surpassing the Company’s stated goal of generating cash flow greater than net income.

At the end of 2009, cash and cash equivalents were $58 million, long-term debt under the Company’s five-year $300 million revolving credit facility was $13 million and shareholders’ equity was $897 million. In February 2010, Watsco’s Board of Directors approved an 8% increase in the quarterly dividend rate to 52 cents per share, which will be reflected in the Company’s next regular dividend declaration in April 2010.

Mr. Nahmad added: “Once again we produced strong cash flow and met our stated goal of cash flow exceeding net income. We are pleased that our shareholders can participate directly through increasing cash dividends. And despite the completion of the largest transaction in Watsco’s history, our balance sheet and overall financial position strengthened in 2009, allowing us to act and think conservatively with a long-term focus, and also positions us to take advantage of additional investment opportunities to grow our business.”

Calculation of Earnings Per Share

The results for 2009 include $4.8 million of one-time costs incurred in the Carrier Enterprise transaction ($1.6 million by Watsco and $3.2 million by Carrier Enterprise), which are included in SG&A expenses in accordance with FASB Accounting Standards Codification Topic 805 (formerly SFAS No. 141R). These costs affected diluted earnings per share by 2 cents for the fourth quarter and by 8 cents for the year. In addition, the Company adopted FASB Accounting Standards Codification Topic 260 (formerly FSP EITF 03-06-1) in 2009, an accounting pronouncement that changes the computation of earnings per share as it relates to non-vested share-based payment awards (a 2 cent impact for the fourth quarter and a 6 cent impact for the year). A reconciliation of financial results from GAAP to the non-GAAP results is included in the attached financial information tables. Results also include the issuance of 3,080,469 shares of Watsco common stock issued to Carrier in connection with the Carrier Enterprise transaction.

Conference Call

Watsco is hosting a conference call to discuss its fourth quarter earnings results today at 10:00 a.m. (ET). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (866) 740-9405. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 505 locations serving over 50,000 customers in 36 states, Puerto Rico, Latin America and the Caribbean. The Company’s goal is to build a network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses pro forma or non-GAAP measures of adjusted diluted earnings per share, pro forma revenues and same-store sales. The pro forma revenues represent the combination of our revenues with the revenues of Carrier Enterprise as if the joint venture had been consummated on January 1, 2009. Information referring to “same-store basis” excludes transaction costs and the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as diluted earnings per share and operating cash flow. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues	$563,606	$334,791	$2,001,815	$1,700,237
Cost of sales	430,002	248,534	1,520,983	1,258,243

Gross profit	133,604	86,257	480,832	441,994
Gross profit margin	23.7%	25.8%	24.0%	26.0%

SG&A expenses	118,728	80,505	399,772	343,386

Operating income	14,876	5,752	81,060	98,608
Operating margin	2.6%	1.7%	4.0%	5.8%

Interest expense, net	1,028	404	2,731	2,018

Income before income taxes	13,848	5,348	78,329	96,590
Income taxes	4,526	2,005	26,756	36,221

Net income	9,322	3,343	51,573	60,369
Less: net income attributable to the noncontrolling interest	2,249	—	8,259	—

Net income attributable to Watsco, Inc.	$7,073	$3,343	$43,314	$60,369

Basic earnings per share:
Net income attributable to Watsco, Inc. shareholders	$7,073	$3,343	$43,314	$60,369
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	840	805	3,320	3,809

Earnings allocated to Watsco Inc. shareholders	$6,233	$2,538	$39,994	$56,560

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$7,073	$3,343	$43,314	$60,369
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	840	805	3,320	3,796

Earnings allocated to Watsco Inc. shareholders	$6,233	$2,538	$39,994	$56,573

Earnings per share for Common and Class B common shares:
Basic	$0.21	$0.10	$1.40	$2.14

Diluted	$0.21	$0.10	$1.40	$2.09

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	30,299	26,527	28,521	26,453
Diluted	30,299	26,527	28,521	27,022

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$58,093	$41,444
Accounts receivable, net	266,284	151,317
Inventories	410,078	250,914
Other	20,843	13,028

Total current assets	755,298	456,703

Property and equipment, net	33,118	24,209
Goodwill, intangibles and other assets	373,981	235,149

Total assets	$1,162,397	$716,061

Accounts payable and accrued expenses	$223,775	$107,556
Current portion of long-term obligations	151	268

Total current liabilities	223,926	107,824

Borrowings under revolving credit agreements	12,763	20,000
Deferred income taxes and other liabilities	29,116	17,577

Total liabilities	265,805	145,401

Watsco’s shareholders’ equity	739,810	570,660
Noncontrolling interest	156,782	—

Shareholders’ equity	896,592	570,660

Total liabilities and shareholders’ equity	$1,162,397	$716,061

WATSCO, INC.

Supplemental Data

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31, 2009	Year Ended December 31, 2009

Operating income (GAAP)	$14,876	$81,060
Transaction costs	938	4,771

Operating income, adjusted (Non-GAAP)	$15,814	$85,831

Operating margin, adjusted (Non-GAAP)	2.8%	4.3%

Net income attributable to Watsco, Inc. shareholders (GAAP)	$7,073	$43,314
Transaction costs	394	2,184

Net income attributable to Watsco, Inc. shareholders adjusted (Non-GAAP)	$7,467	$45,498

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Diluted earnings per share (GAAP)	$0.21	$0.10	$1.40	$2.09
Effect of transaction costs	0.02	—	0.08	—
Effect of FASB ASC 260 (FSP EITF 03-06-1)	0.02	0.02	0.06	0.09

Diluted earnings per share adjusted (Non-GAAP)	$0.25	$0.12	$1.54	$2.18